Exhibit 10.2

EXECUTION VERSION

SPONSOR SUPPORT AGREEMENT

SPONSOR SUPPORT AGREEMENT, dated as of May 19, 2021 (this “Agreement”), by and among CDPM Sponsor Group, LLC, a Delaware limited liability company (“Sponsor”), DPCM Capital, Inc., a Delaware corporation (“Parent”), Jam City, Inc., a Delaware corporation (“JC”) and New Jam City, LLC, a Delaware limited liability company (“New JC LLC”).

WHEREAS, Parent, VNNA Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and JC and New JC propose to enter into, simultaneously herewith, a business combination agreement (the “BCA”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA), which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into New JC (as defined below), with New JC surviving such merger as a wholly owned subsidiary of Parent;

WHEREAS, prior to the Closing, JC, New JC LLC and their respective affiliates will effect a series of restructuring transactions (the “Restructuring”), pursuant to which, inter alia, New JC LLC will convert to a Delaware corporation (“New JC”);

WHEREAS, references herein to the “Company” mean (a) prior to the consummation of the Restructuring, JC and (b) following consummation of the Restructuring, New JC;

WHEREAS, as of the date hereof, Sponsor owns beneficially and of record 7,252,500 shares of Parent Class B Common Stock (such shares of Parent Class B Common Stock, together with any other shares of Common Stock of Parent that Sponsor acquires record or beneficial ownership after the date hereof, including by exercising any Parent Warrants held by Sponsor, the “Sponsor Parent Shares”) and 8,000,000 Parent Warrants; and

WHEREAS, in order to induce Parent, JC and New JC LCC to enter into the BCA and the Key Company Stockholders to enter into the Stockholder Support Agreement, each of Sponsor, Parent, JC and New JC LLC desires to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Stock Escrow Agreement and Forfeiture.

(a) Each of Sponsor and Parent agrees to take all actions necessary to cause, at the Closing, the entry into a Stock Escrow Agreement, substantially in the form attached as Exhibit A (the “Stock Escrow Agreement”), among Parent, Sponsor and Continental Stock Transfer & Trust Company (“Continental”), or, if Continental shall be unable or shall not agree to serve as escrow agent, such other bank or trust company as shall be mutually agreed by Sponsor and Parent (Continental or such other bank or trust company being the “Escrow Agent”), pursuant to which, immediately following the Closing, 4,220,000 shares of New Parent Class A Common Stock held by Sponsor (the “Sponsor New Parent Escrow Shares”) shall be deposited into an escrow account maintained by the Escrow Agent and held and disbursed subject to the terms and conditions of the Stock Escrow Agreement. The Stock Escrow Agreement shall become effective as of immediately following the Closing (and not before). The Stock Escrow Agreement shall become effective only in connection with the consummation of the Transactions.

(b) At the Closing, each of Sponsor and Parent agrees to take all actions necessary to forfeit and cause to be cancelled for no consideration 1,875,000 shares of Parent Class B Common Stock that are currently held by Sponsor.

2. Voting Obligations. Commencing on the effectiveness of the BCA and until the earlier of (a) the Closing or (b) the termination of the BCA in accordance with its terms, Sponsor agrees that, at any meeting of the stockholders of Parent, however called, or at any adjournment thereof, or in any other circumstance that the vote, consent or other approval of the stockholders of Parent is sought, Sponsor shall (i) appear at such meeting or otherwise cause all of the Sponsor Parent Shares to be counted present thereat for purposes of calculating a quorum and (ii) vote or cause to be voted (or duly and promptly execute and deliver, or cause to be duly and promptly executed and delivered, an action by written consent which written consent shall be delivered promptly, and in any event within twenty four (24) hours, after Parent requests such delivery), all of the Sponsor Parent Shares (A) in favor of the approval and adoption of the Parent Proposals and (B) against any (x) proposal that would result in a change in the business, management or Parent Board (other than in connection with the Parent Proposals as contemplated by the BCA), (y) Business Combination Proposal or proposal relating to a Business Combination Proposal, and (z) proposal, action or agreement that would (I) impede, frustrate, prevent or nullify any provision of this Agreement, the BCA or the Transactions, (II) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Parent or the Merger Sub under the BCA, (III) result in any of the conditions set forth in Article VIII of the BCA not being fulfilled or (IV) change in any manner the dividend policy or capitalization of, including the voting or other rights of any class of capital stock of, Parent. Sponsor shall not commit or agree to take any action inconsistent with the foregoing.

3. New Shares. In the event that (a) any shares of Parent Common Stock, Parent Warrants or other equity securities of Parent are issued to Sponsor after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of Parent Common Stock or Parent Warrants of, on or affecting shares of Parent Common Stock or Parent Warrants owned by Sponsor or otherwise, (b) Sponsor purchases or otherwise acquires “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of any shares of Parent Common Stock, Parent Warrants or other equity securities of Parent after the date of this Agreement, or (c) Sponsor acquires the right to vote or share in the voting of any shares of Parent Common Stock, Parent Warrants or other equity securities of Parent after the date of this Agreement (such shares of Parent Common Stock, Parent Warrants or other equity securities of Parent, collectively the “New Securities”), then such New Securities acquired or purchased by Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted Sponsor Parent Shares as of the date hereof. Notwithstanding any of the foregoing to the contrary, in no event shall any such New Securities be subject to Section 1 of this Agreement or otherwise be included as Sponsor New Parent Escrow Shares under the Stock Escrow Agreement.

4. Reasonable Best Efforts. Sponsor shall use reasonable best efforts to take, or cause to be taken, all actions reasonably necessary to consummate the Transactions and shall not take any action that would result in the failure of the Transactions to be consummated; provided, that (a) Sponsor shall in no event be required to incur any costs or expenses in connection with any such actions other than ordinary costs and expenses to be incurred by Sponsor in connection with the Transactions (including, reasonable legal fees) and (b) all such actions shall be on the terms and subject to the conditions set forth in the BCA and this Agreement. Sponsor hereby covenants and agrees that Sponsor shall not (i) enter into any voting agreement or voting trust with respect to any of the Sponsor Parent Shares that is inconsistent with the Sponsor’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of the Sponsor Parent Shares that is inconsistent with the Sponsor’s obligations pursuant to this Agreement or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent Sponsor from satisfying its obligations pursuant to this Agreement.

5. Waiver of Redemption Rights. Sponsor agrees not to (a) demand that Parent redeem the Sponsor Parent Shares in connection with the Transactions or (b) otherwise participate in any such redemption by tendering or submitting any of the Sponsor Parent Shares for redemption. Sponsor also agrees not to commence or participate in, and to take all actions reasonably necessary to opt out of any class in any class action with respect to any claim, derivative or otherwise, against Parent, JC or New JC or any of their respective successor or assigns relating to the negotiation, execution or delivery of this Agreement, the BCA or the consummation of the Transactions.

6. Waiver of Anti-Dilution Rights. Sponsor agrees that Sponsor shall waive the provisions of Section 4.3(b)(ii) set forth in the Parent Certificate of Incorporation relating to the adjustment of the Initial Conversion Ratio (as defined in the Parent Certificate of Incorporation) and agrees not to assert or perfect any rights provided in such provisions or any other adjustment or anti-dilution protections that arise in connection with the Transactions.

7. Expenses. If, from the date hereof until the Closing, Parent does not have the necessary amounts of working capital held outside of the Trust Account to pay its ordinary course working capital expenses, Sponsor shall pay, to or on behalf of Parent, such ordinary course working capital expenses of Parent; provided, that Sponsor shall be reimbursed on the Closing Date for any such payments provided to or on behalf of Parent from the proceeds of the Trust Account; provided, further, that any such expenses reimbursed by Parent shall be deemed Parent Transaction Expenses for purposes of calculating the Parent Transaction Expenses in respect of the Parent Transaction Expenses Cap set forth in the BCA.

8. Transfer of Shares. Sponsor shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), swap, convert, lien, pledge, dispose of or otherwise encumber (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement or the registration statement of Parent) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, either voluntary or involuntarily (collectively, a “Transfer”) or enter into any Contract or option with respect to the Transfer of any of the Sponsor Parent Shares during the term of this Agreement, (b) publicly announce to do any of the foregoing or (c) take any action that would make any representation or warranty of Sponsor contained herein untrue or incorrect or have the effect of preventing or disabling Sponsor from performing its obligations under this Agreement.

9. Exclusivity. Sponsor shall not and shall direct its Representatives not to, (i) initiate, solicit, knowingly facilitate or knowingly encourage (including by way of furnishing non-public information), directly or indirectly, whether publicly or otherwise, any Business Combination Proposal (ii) engage in any negotiations or discussions concerning, or provide access to or furnish non-public information regarding, Parent’s or Merger Sub’s properties, assets, personnel, books or records or any Confidential Information or data to, any person relating to a Business Combination Proposal, (iii) enter into, engage in and maintain discussions or negotiations with respect to any Business Combination Proposal (or inquiries, proposals or offers or other communications that would reasonably be expected to lead to any Business Combination Proposal) or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Parent or Merger Sub, (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Business Combination Proposal, (vi) approve, endorse, recommend, execute or enter into any agreement, arrangement or understanding, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, business combination agreement, transaction agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Business Combination Proposal, or (vii) resolve or agree to do any of the foregoing actions or otherwise authorize or permit any of its Representatives to take any such action. Sponsor shall and shall instruct and cause its Representatives, to immediately cease any solicitations, discussions or negotiations with any person (other than the parties hereto and their respective Representatives) in connection with a Business Combination Proposal, and Sponsor acknowledges that any action taken by it or any of its Representative in violation of the restrictions set forth herein, whether or not such Representative is purporting to act on Sponsor’s behalf, shall be deemed to constitute a breach of this Agreement. Sponsor shall promptly notify the Company (and in any event within two (2) Business Days) of receipt of (a) any Business Combination Proposal or (b) any inquiry, proposal, offer or other communication that could reasonably be expected to lead to any Business Combination Proposal and (c) any request for non-public information relating to Parent or Merger Sub or for access to the properties, assets, personnel, books or records or any Confidential Information or data of Parent or Merger Sub by any person or “group” (as defined in the Exchange Act) (other than the Company, the Company Subsidiaries or their respective affiliates or their respective Representatives), which notice shall identify the person or “group” making such Business Combination Proposal, inquiry, proposal, offer, other communication or request and include a summary of the material terms and conditions of any Business Combination Proposal (and, if available, a copy of any Business Combination Proposal), any material developments, discussions or negotiations in connection therewith, and any material modifications to the financial or other terms and conditions of any such Business Combination Proposal, inquiry, proposal, offer or other communication.

10. Further Assurances. From time to time, at Parent’s or the Company’s reasonable request, Sponsor shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions contemplated by this Agreement, the BCA and in connection with the consummation of the Transactions.

11. Letter Agreement. Sponsor and Parent shall fully comply with, fully perform all of their respective obligations, covenants and agreements set forth in, and enforce the obligations of the other parties to, that certain Letter Agreement, dated as of October 20, 2020, by and among Parent, Sponsor and such other parties thereto (the “Letter Agreement”). Sponsor and Parent shall not permit the Letter Agreement to be amended or modified without the Company’s prior written consent. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the Letter Agreement, this Agreement shall control.

12. Disclosure. Sponsor hereby authorizes the Company and Parent to publish or disclose in any announcement or disclosure required by the SEC Sponsor’s identity and ownership of the Sponsor Parent Shares and the nature of Sponsor’s obligations under this Agreement.

13. Binding Effect of Section 7.10 of the BCA. Sponsor shall be bound and comply with Section 7.10 (Public Announcements) of the BCA as if Sponsor was an original signatory to the BCA with respect to such provision.

14. Closing Date Deliverables. On the Closing Date, Sponsor shall deliver to Parent a duly executed copy of the Registration Rights and Lock-Up Agreement and Voting Agreement.

15. Representations and Warranties. Sponsor represents and warrants to Company as follows:

(a) Sponsor is duly organized, validly existing and in good standing under the laws of the State of Delaware, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within its limited liability company powers and has been duly authorized by all necessary limited liability company actions on the part of Sponsor. This Agreement has been duly executed and delivered by Sponsor and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b) The execution, delivery and performance by Sponsor of this Agreement and the consummation by Sponsor of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to Sponsor or by which any of its property or assets is bound or affected, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, (iii) result in the creation of any encumbrance on any Sponsor Parent Shares (other than under this Agreement, the BCA and the agreements contemplated by the BCA, including the other Ancillary Agreements) or (iv) conflict with or violate Sponsor’s governing documents.

(c) Sponsor is the record and “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good title to, the Sponsor Parent Shares free and clear of any Lien, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities Laws, (iii) the Parent Certificate of Incorporation and the bylaws of Parent, (iv) the Registration and Stockholder Rights Agreement, dated as of October 20, 2020, by and among Parent, Sponsor and other stockholders of Parent party thereto and (v) that certain letter agreement, dated October 20, 2020, by and among Parent, Sponsor and the other parties named therein. 7,252,500 shares of Parent Class B Common Stock and 8,000,000 Parent Warrants are the only equity securities in Parent owned of record or beneficially by Sponsor on the date of this Agreement, and none of the Sponsor Parent Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Sponsor Parent Shares, except as provided hereunder and under the BCA and organizational documents of Sponsor. Other than 8,000,000 Parent Warrants held by Sponsor, Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Parent or any equity securities convertible into, or which can be exchanged for, equity securities of Parent.

(d) There is no Action pending or, to the knowledge of Sponsor, threatened against Sponsor, or any property or asset of Sponsor, before any Governmental Authority, arbitration or other dispute resolution process before a third party unrelated to such Action. Neither Sponsor nor any material property or asset of Sponsor is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Sponsor, continuing investigation by, any Governmental Authority.

(e) Except as disclosed in Parent’s Form S-1 Registration Statement filed with the SEC, neither Sponsor nor any of the present or former directors, officers, employees, stockholders or Affiliates of Sponsor (or an immediate family member of any of the foregoing) is party to, or has any rights with respect to or arising from, any Contract with Parent.

(f) No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the BCA based upon arrangements made by Sponsor, for which Parent or any of its Affiliates may become liable.

(g) Neither Sponsor nor any of its Affiliates has ever been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities licenses or registration denied, suspended or revoked.

(h) None of Sponsor or, to the knowledge of Sponsor, any affiliate of Sponsor or any other Person in which Sponsor has a direct or indirect legal, contract or beneficial ownership of 5% or greater is party, or has any rights with respect to or arising from, any agreement with Parent or its Subsidiaries.

16. Termination. The obligations of the parties under Sections 1(b), 2-10 and 12-15 of this Agreement shall automatically terminate and be void and of no force and effect upon the earliest of: (a) the Effective Time, (b) the termination of the BCA in accordance with its terms and (c) the effective date of a written agreement of the parties hereto terminating or amending any of the terms of this Agreement. The obligations of the parties under Section 11 shall automatically terminate and be void and of no force and effect upon the earlier of (i) the termination of the BCA in accordance with its terms, (ii) the effective date of a written agreement of the parties hereto terminating the terms of this Agreement and (iii) the termination of the Letter Agreement. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement. The obligations of the parties under Section 1(a) shall be terminated upon the earliest of (a) the execution of the Stock Escrow Agreement by all parties thereto and the deposit of the Sponsor New Parent Escrow Shares into the escrow account maintained by the Escrow Agent pursuant to such Section 1(a) and the Stock Escrow Agreement and (b) the termination of the BCA in accordance with its terms. Notwithstanding any termination of this Agreement, nothing in this Section 16 shall relieve any party from liability for fraud or willful breach of this Agreement occurring prior to its termination. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement or the BCA.

17. Miscellaneous.

(a) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or e-mail address for a party as shall be specified in a notice given in accordance with this Section 17(a)):

If to Parent or Sponsor, to:

DPCM Capital, Inc.

CDPM Sponsor Group, LLC
382 NE 191 Street, #24148

Miami, Florida 33179

Email: legal@dpcmcapital.com

Attention: Emil Michael

with a copy to:

Greenberg Traurig, P.A.
333 SE 2nd Avenue, Suite 4400
Miami, Florida 33131

Email: annexa@gtlaw.com
Attention: Alan I. Annex, Esq.

If to the Company, to:

Jam City, Inc.

3563 Eastham Drive

Culver City, CA 90232

Email: legal@jamciy.com

Attention: Robert Zakari

with a copy to:

Fenwick & West LLP
801 California Street

Mountain View, CA 94041
Email:            mstevens@fenwick.com

               sfisher@fenwick.com

               msawchuck@fenwick.com

Attention:      Mark C. Stevens

               Stephen M. Fisher

               Morgan A. Sawchuk

(b) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(c) (i) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive (and, unless the context otherwise requires, shall be “and/or”), (vii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (ix) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation, (x) the word “will” shall be construed to have the same meaning and effect as the word “shall,” (xi) references to “dollar”, “dollars” or “$” shall be to the lawful currency of the United States, (xii) references to any Person include the successors and permitted assigns of that Person, (xiii) references from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively, (xiv) all mathematical calculations contemplated by this Agreement shall be rounded to the tenth decimal place, except in respect of payments, which shall be rounded down to the nearest whole U.S. cent; and (xv) the parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(d) This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

(e) This Agreement and the BCA constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise).

(f) This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and such party’s permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(g) The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties hereto shall, to the fullest extent permitted by Law, be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including such parties’ obligation to consummate the Transactions) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any federal court located in the State of Delaware or any other Delaware State Court without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. To the fullest extent permitted by applicable Law, each of the parties hereto hereby further waives (a) any defense in any Action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief. Each of the parties hereto hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the parties hereto. Each of the parties hereto hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each party hereto hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

(h) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. Any Action arising out of or relating to this Agreement or the transactions contemplated hereby shall, to the fullest extent permitted by applicable Law, be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not available in such court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. To the fullest extent permitted by applicable Law, the parties hereto hereby (i) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement or the transactions contemplated hereby brought by any party hereto, and (ii) agree not to commence any such Action except in the courts described above in Delaware, other than any Action in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. To the fullest extent permitted by applicable Law, each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process and the parties hereto further waive any argument that such service is insufficient. To the fullest extent permitted by applicable Law, each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (x) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (y) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (z) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement or the transactions contemplated hereby, or the subject matter hereof, may not be enforced in or by such courts.

(i) This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(j) Without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(k) This Agreement shall not be effective or binding upon any party hereto until after such time as the BCA is executed and delivered by Parent, Merger Sub, JC and New JC LLC.

(l) Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Action, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this paragraph (l).

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

DPCM CAPITAL, INC.

By:	/s/ Emil Michael
Name:	Emil Michael
Title:	Chief Executive Officer

CDPM SPONSOR GROUP, LLC

By:	/s/ Emil Michael
Name:	Emil Michael
Title:	Manager

JAM CITY, INC.

By:	/s/ Christopher DeWolfe
Name:	Christopher DeWolfe
Title:	Chief Executive Offcer

NEW JAM CITY, LLC.

By:	/s/ Robert Zakari
Name:	Robert Zakari
Title:	Manager

EXHIBIT A

STOCK ESCROW AGREEMENT

STOCK ESCROW AGREEMENT, dated as of [__], 2021 (“Agreement”), by and among [Jam City Holdings, Inc.], a Delaware corporation (the “Company”), CDPM Sponsor Group, LLC, a Delaware limited liability company (“Sponsor”) and Continental Stock Transfer & Trust Company, a New York corporation] (“Escrow Agent”).

WHEREAS, the Company has entered into that certain (a) Business Combination Agreement, dated as of May 19, 2021 (“BCA”; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the BCA), with VNNA Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of the Company, Jam City, Inc., a Delaware corporation (“JC”) and New Jam City, LLC, a Delaware limited liability company (“New JC”), and (b) Sponsor Support Agreement, dated as of May 19, 2021 (“Support Agreement”), with Sponsor, JC and New JC.

WHEREAS, pursuant to, and in accordance with, the BCA and the Support Agreement, Sponsor has agreed to deposit 4,220,000 shares (the “Escrow Shares”) of the Class A common stock of the Company (the “Class A Common Stock”) in escrow as hereinafter provided.

WHEREAS, the Company and Sponsor desire that the Escrow Agent accept the Escrow Shares, in escrow, to be held and disbursed as hereinafter provided.

IT IS AGREED:

1. Appointment of Escrow Agent. The Company and Sponsor hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Agreement and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

2. Deposit of Shares. On the date hereof, the Escrow Shares shall be deposited in escrow, to be held and disbursed subject to the terms and conditions of this Agreement. Sponsor acknowledges that the shares deposited in escrow will be legended to reflect the deposit of the Escrow Shares under this Agreement.

3. Disbursement of the Escrow Shares.

3.1 The Escrow Agent shall hold 2,110,000 of the Escrow Shares (the “First Level Escrow Shares”) until the earlier to occur of (a) the date on which the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any twenty (20) trading days within any thirty (30) trading day period following the date hereof (the “First Level Vesting Target”) (such period of time during which the First Level Escrow Shares are held in escrow, the “First Level Escrow Period”) or (b) [__], 20261 (the “Expiration Date”).

1	Note to Draft: Will be the date that is 5 years after the Closing Date.

3.2 The Escrow Agent shall hold 2,110,000 of the Escrow Shares (the “Second Level Escrow Shares”) until the earlier to occur of (a) the date on which the last reported sale price of the Class A Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any twenty (20) trading days within any thirty (30) trading day period following the date hereof (the “Second Level Vesting Target” and together with the First Level Vesting Target, the “Vesting Targets”) (such period of time during which the Second Level Escrow Shares are held in escrow, the “Second Level Escrow Period” and together with the First Level Escrow Period, the “Escrow Periods”) or (b) the Expiration Date.

3.3 If either or both of the Vesting Targets shall be achieved on or prior to the Expiration Date, then within three (3) Business Days following the achievement of the applicable Vesting Target, the Escrow Agent shall, upon receipt of written notice from Sponsor (and a copy of such written notice shall be delivered to the Company), in form reasonably acceptable to the Escrow Agent, certifying that the applicable Vesting Target has been achieved, release the First Level Escrow Shares or the Second Level Escrow Shares, as applicable, to Sponsor; provided, however, that if, after the date hereof and during the Escrow Periods, the Company shall consummate a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders of the Company having the right to exchange their shares of Class A Common Stock or Class B Common Stock of the Company for cash, securities or other property, where the valuation of the Class A Common Stock of Parent equals or exceeds either or both of the Vesting Targets (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), then the Escrow Agent shall, upon receipt of written notice from Sponsor (and a copy of such written notice shall be delivered to the Company), in form reasonably acceptable to the Escrow Agent, certifying that such transaction is then being consummated, release the First Level Escrow Shares or the Second Level Escrow Shares, as applicable, to Sponsor.

3.4 If either or both of the Vesting Targets shall not be achieved on or prior to the Expiration Date, then within three (3) Business Days following the Expiration Date, the Escrow Agent shall, upon receipt of written notice from Sponsor or the Company, in form reasonably acceptable to the Escrow Agent, certifying that the applicable Vesting Target has not been achieved by the Expiration Date, release the First Level Escrow Shares or the Second Level Escrow Shares, as applicable, to the Company for cancellation.

3.5 The Escrow Agent shall have no further duties hereunder after the release of the Escrow Shares in accordance with Section 3.1, Section 3.2, Section 3.3 and Section 3.4.

4. Rights of Sponsor in Escrow Shares.

4.1 Rights as a Stockholder. Subject to the terms of the Insider Letter described in Section 4.4 hereof and except as herein provided, as long as the Escrow Shares are held in escrow pursuant to this Agreement, Sponsor shall retain all of its rights as a stockholder of the Company.

4.2 Dividends and Other Distributions in Respect of the Escrow Shares. For as long as the Escrow Shares are held in escrow pursuant to this Agreement, all dividends payable in cash with respect to the Escrow Shares shall be paid to Sponsor, but all dividends payable in stock or other non-cash property (“Non-Cash Dividends”) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof. As used herein, the terms “Escrow Shares”, “First Level Escrow Shares” and “Second Level Escrow Shares” shall be deemed to include the applicable Non-Cash Dividends distributed thereon, if any.

4.3 Restrictions on Transfer. During the Escrow Period, the only permitted transfers of the Escrow Shares will be (i) to Sponsor’s and the Company’s respective officers, directors, consultants or affiliates, (ii) to Sponsor’s members upon Sponsor’s liquidation or (iii) with the Company’s prior written consent, such permitted transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement and of the Insider Letter.

4.4 Insider Letter. Sponsor has executed that certain letter agreement with the Company and the other parties named therein, dated October 20, 2020 (the “Insider Letter”), respecting the rights and obligations of Sponsor in certain events.

5. Concerning the Escrow Agent.

5.1 Good Faith Reliance. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting in good faith upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent in good faith to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

5.2 Indemnification. The Escrow Agent shall be indemnified and held harmless by the Company from and against any expenses, including reasonable out-of-pocket counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Shares held by it hereunder, other than expenses or losses arising from the gross negligence, fraud or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Shares or it may deposit the Escrow Shares with the clerk of any appropriate court or it may retain the Escrow Shares pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Shares are to be disbursed and delivered. The provisions of this Section 5.2 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 5.5 or 5.6 below.

5.3 Compensation. The Escrow Agent shall be entitled to reasonable compensation from the Company for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimbursement from the Company for all reasonable out-of-pocket expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all reasonable out-of-pocket counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

5.4 Further Assurances. From time to time on and after the date hereof, the Company and Sponsor shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

5.5 Resignation. The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn the Escrow Shares over to a successor escrow agent appointed by the Company, which appointment will not be unreasonably withheld, conditioned or delayed. If no new escrow agent is so appointed within the sixty (60)-day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Shares with any court it reasonably deems appropriate in the State of New York.

5.6 Discharge of Escrow Agent. The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by all of the other parties hereto; provided, however, that such resignation shall become effective only upon the appointment of a successor escrow agent selected by the Company, which appointment will not be unreasonably withheld, conditioned or delayed.

5.7 Liability. Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence, fraud or willful misconduct.

6. Miscellaneous.

6.1 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto consent to the jurisdiction and venue of any state or federal court located in the City of New York, Borough of Manhattan, for purposes of resolving any disputes hereunder. As to any claim, cross-claim, or counterclaim in any way relating to this Agreement, each party waives the right to trial by jury.

6.2 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.3 Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may only be changed, amended, or modified by a writing signed by each of the parties hereto.

6.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

6.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

6.6 Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery, by email or by facsimile transmission:

If to the Company, to:

[Jam City Holdings, Inc.]

3563 Eastham Drive

Culver City, CA 90232

Email: legal@jamciy.com

Attention: Robert Zakari

with a copy to:

Fenwick & West LLP
801 California Street

Mountain View, CA 94041
Email:            mstevens@fenwick.com

        sfisher@fenwick.com

        msawchuck@fenwick.com

Attention:      Mark C. Stevens

        Stephen M. Fisher

        Morgan Sawchuk

If to Sponsor, to:

CDPM Sponsor Group, LLC
382 NE 191 Street, #24148
Miami, Florida 33179
Email: Emil Michael
Attention: legal@dpcmcapital.com

with a copy to:

Greenberg Traurig, P.A.
333 SE 2nd Avenue, Suite 4400
Miami, Florida 33131

Email: annexa@gtlaw.com
Attention: Alan I. Annex, Esq.

If to the Escrow Agent, to:

[Continental Stock Transfer & Trust Company

1 State Street

New York, New York 10004

Attn: Client Administration Dept.

Email: accountadmin@continentalstock.com]

The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

6.7 Counterparts. This Agreement may be executed in several counterparts, each one of which shall constitute an original and may be delivered by facsimile transmission and together shall constitute one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

[COMPANY]

By
Name:
Title:

CDPM SPONSOR GROUP, LLC

By
Name:
Title:

[CONTINENTAL STOCK TRANSFER & TRUST COMPANY]

By
Name:
Title: